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                                                                    EXHIBIT 99.1




INVESTOR RELATIONS CONTACTS:                      PRESS CONTACTS:
Gregg Denny, Chief Financial Officer              David Gymburch, Corporate
Oneida Ltd. (315) 361-3138                           Public Relations
                                                  Oneida Ltd. (315) 361-3271


FOR IMMEDIATE RELEASE
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             ONEIDA LTD. AND LENDERS AGREE TO TERMS OF RESTRUCTURING
                        AND NEW REVOLVING CREDIT FACILITY


ONEIDA, NY - June 25, 2004 - Oneida Ltd. (OTC:ONEI) today announced that it has reached an agreement in principle with its lenders on a comprehensive restructuring plan for its existing indebtedness and on a new $30 million revolving credit facility.

"We are very pleased to reach this long-term agreement in principle with our lenders. This is a very positive step," Oneida Chairman and Chief Executive Officer Peter J. Kallet said. " The new revolving credit facility provides $30 million of fresh working capital, giving us liquidity that should enable Oneida to complete its operational restructuring, enhance its flow of products and improve its overall performance. We look forward to finalizing this agreement."

As previously announced, reaching agreement in principle with the lenders on the restructuring automatically extends through August 16, 2004 the waiver of compliance with financial covenants and the waiver of certain payments that have become due, in order to provide Oneida and its lenders time to prepare definitive documentation for the restructuring.

Besides the new revolving credit facility, the agreement in principle also contemplates a conversion of $30 million of principal amount of bank debt into approximately 62% of Oneida's common stock. The balance of remaining indebtedness will be restructured into a Tranche A loan of approximately $125 million that will mature in three years, and a Tranche B loan of approximately $80 million that will mature in 3 1/2 years.

Upon consummation of the restructuring, the Oneida Ltd. Board of Directors will be reorganized. Details of the board reorganization have not yet been finalized.

Consummation of the restructuring and the new revolving credit facility, which is expected to occur by mid-August 2004, is subject to the completion of definitive documentation and to the satisfaction of customary conditions.

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.





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Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.